As filed with the Securities and Exchange Commission on May 2, 2008

Registration No. 333-134500

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENOVIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3353740
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Address of principal executive offices, including zip code, and telephone number)

Renovis, Inc. 2006 Employment Commencement Incentive Plan

(Full title of the plans)

Jörn Aldag

President and Chief Executive Officer

Renovis, Inc.

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Name, address, and telephone number, including area code, of agent for service)

with a copy to:

Stanford N. Goldman, Jr. Esq.

Daniel H. Follansbee, Esq.

Eric J. Loumeau, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

DEREGISTRATION OF UNSOLD SECURITIES

The Registration Statement on Form S-8 (File No. 333-134500) (the “Registration Statement”) of Renovis, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 174,392 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission and became effective on May 26, 2006.

Evotec Aktiengesellschaft, a corporation organized under the Federal Republic of Germany (“Evotec”) and the Company entered into an Agreement and Plan of Merger dated September 18, 2007, as amended to date, (the “Merger Agreement”), pursuant to which, among other things, Shape Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Evotec, would be merged with and into the Company, the Company would become a wholly-owned subsidiary of Evotec, all outstanding shares of the Company’s Common Stock will be automatically canceled and will cease to exist, and will be converted into the right to receive 0.5271 American Depositary Shares, or ADSs, of Evotec, with each Evotec ADS representing two ordinary shares of Evotec (the “Merger”).

On May 1, 2008, the Company held a special meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on May 2, 2008 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of the Company’s Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of the Company’s Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamburg, Germany, on this 2nd day of May, 2008.

Renovis, Inc.

By:	/s/ Jörn Aldag
Jörn Aldag
President and Chief Executive Officer

By:	/s/ Klaus Maleck
Klaus Maleck
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on the 2nd day of May, 2008.

Signature		Title

/s/ Jörn Aldag	President & Chief Executive Officer (Principal Executive Officer)	May 2, 2008
Jörn Aldag

/s/ Klaus Maleck	Chief Financial Officer (Principal Financial Officer)	May 2, 2008
Klaus Maleck

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the undersigned on this 2nd day of May, 2008.

By:	/s/ Cony d’Cruz
Name:	Cony d’Cruz
Title:	Senior Vice President of Business Development Evotec AG
Authorized Representative in the United States